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                                   EXHIBIT 2.7
         INVESTMENT COMPENSATION AGREEMENT WITH DOLPHIN INDUSTRIES, INC.

DOLPHIN INDUSTRIES, INC., (DOLPHIN), an Oklahoma Corporation, and/or its assigns, HEREBY AGREES to enter into an exclusive and binding agreement with POTOMAC ENERGY CORPORATION, (POTOMAC), an Oklahoma Corporation, as compensation for $290,000 USD of investment capital Potomac and or its assigns have provided for the sole purpose of providing Dolphin the necessary means to pursue ownership and operations of the Barrett Refinery located in Thomas, Oklahoma.

1. Potomac has caused $290,000 USD to be deposited with C. David Rhodes, Liquidating Agent for the Barrett Refinery, for the benefit of Dolphin on August 2, 1999 as evidenced by the attached copy of the actual Cashier's Check.

2. As compensation for the aforementioned investment, Dolphin hereby agrees that Potomac will have a nine percent, (9%), equity ownership in Dolphin. This equity ownership will become effective immediately.

3. In accordance with Potomac's percentage of ownership, Potomac is entitled to receive nine percent, (9%), of the net profits generated by Dolphin's effort and operation in the Thomas Refinery. In the event that the refinery project is unsuccessful, Potomac reserves the right to transfer, at no cost, it's nine percent, (9%), equity stake to other Dolphin projects upon agreement by both parties under separate cover.

4. Since Potomac is recognized as a minority partner to Dolphin, Potomac will not have any management control, unless so desired and requested by Dolphin. Any compensation for such services desired by Dolphin and provided by Potomac will be covered under a separate agreement and separate terms.

5. Additionally, since Potomac is recognized as a minority partner to Dolphin, Potomac shall not be held liable by Dolphin or any creditor to Dolphin for any business failures, shortcomings, loss of income, profit, product, or in general, any business operation.

6. In accordance with this agreement, Dolphin, as the majority partner, shall have the right to buy Potomac's interest during the next twelve months at two, (2), times the initial investment.

Prentice Davis, President and Manager of Dolphin Industries, with full corporate authority, hereby does agrees this first (1) day of November 1999 to the aforementioned terms and conditions.


For Dolphin Industries, Inc.:
/s/ PRENTICE DAVIS
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Prentice Davis


For Potomac Energy Corporation:
/s/ CARL W. SWAN
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Carl W. Swan, Chairman